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EXHIBIT 10.62
Execution Copy
DRUG DISCOVERY COLLABORATION AGREEMENT
     This DRUG DISCOVERY COLLABORATION AGREEMENT (the “Agreement”), effective as of September 13, 2002 (the “Effective Date”), is made by and between Array BioPharma Inc., a Delaware corporation, having a principal place of business at 3200 Walnut Street, Boulder, Colorado 80301 (“Array”), and InterMune, Inc., a Delaware corporation, having a principal place of business at 3280 Bayshore Boulevard, Brisbane, California 94005 (“InterMune”).
BACKGROUND
     A. InterMune has experience and expertise in the biological components of drug discovery, development and commercialization of therapeutics.
     B. Array has developed novel and proprietary methods for the generation of compound libraries, and has skills, expertise and experience in lead generation and optimization to produce clinical candidates from drug discovery programs.
     C. InterMune and Array desire to collaborate to identify orally active small molecule-based therapeutics for modulating the Target (as defined below), with the goal of developing compounds with desired activity and selectivity.
     D. InterMune wishes to acquire an exclusive license to develop and commercialize Products (as defined below), and Array wishes to grant to InterMune such license, on the terms and conditions herein.
     NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:
ARTICLE 1
DEFINITIONS
     As used herein, the following terms will have the meanings set forth below:
     1.1 “Affiliate” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists. For the purposes of this Section 1.2, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.
     1.2 “Agreement Term” shall mean the term of this Agreement, as determined in accordance with Article 12.

     1.3 “Collaboration Technology” shall mean all Collaboration Patents and Collaboration Know-How.
     1.4 “Collaboration Patents” shall mean all patents and patent applications anywhere in the world claiming an invention first conceived and/or reduced to practice solely or jointly by Array and/or InterMune personnel in the course of performing the Research Collaboration, including without limitation any such invention comprising a Hit Compound, Lead Compound or Product, or method of use or process for the synthesis thereof or composition-of-matter containing such Hit Compound, Lead Compound or Product. The Collaboration Patents may include the following types of patent applications and patents: divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions, substitutions, confirmations, registrations and revalidations.
     1.5 “Collaboration Know-How” shall mean all Know-How made or developed solely or jointly by Array and/or InterMune in the course of performing the Research Collaboration, in each case, which is necessary or useful for the development, manufacture, use, sale or other commercialization of any Hit Compound, Lead Compound or Product. Collaboration Know-How does not include patentable inventions claimed in the Collaboration Patents.
     1.6 “Consumer Price Index” or “CPI” means the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.
     1.7 “Control” shall mean, with respect to any patent application, patent or Know-How, the ownership of, or possession of a license under, such patent application, patent or Know-How, together with the right to grant a license to the other Party thereunder as provided in this Agreement.
     1.8 “Field” shall mean the discovery, development and commercialization of chemical entities for the therapeutic or prophylactic treatment of diseases and conditions in humans, a mechanism of action of which chemical entities is to modulate the activity of a Target.
     1.9 “FTE” shall mean a full-time person dedicated to the Research Collaboration, or in the case of less than a full-time, dedicated person, a full-time equivalent person year, based upon a total of one thousand eight hundred eighty (1,880) hours per year of work in connection with the Research Collaboration.
     1.10 “JRC” or “Joint Research Committee” shall have the meaning set forth in Section 3.1.
     1.11 “Hit Compound” shall mean any chemical entity that meets the Hit Compound Criteria.
     1.12 “Hit Compound Criteria” shall mean (i) those criteria set forth in the Research Plan to be “Hit Compound Criteria,” and/or (ii) such other criteria as are approved by the JRC and agreed in writing by the Parties. If the Parties agree to any such other criteria, then their writing shall clearly set forth whether such criteria are in addition to, or alternative to, such criteria set forth in the Research Plan as of the Effective Date.
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     1.13 “Know-How” shall mean ideas, inventions, data, instructions, processes, formulas, expert opinions and other information (including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information).
     1.14 “Lead Compound” shall mean any chemical entity that meets the Lead Compound Criteria.
     1.15 “Lead Compound Criteria” shall mean (i) those criteria set forth in the Research Plan to be “Lead Compound Criteria,” and/or (ii) such other criteria as are approved by the JRC and agreed in writing by the parties. If the Parties agree to any such other criteria, then their writing shall clearly set forth whether such criteria are in addition to, or alternative to, such criteria set forth in the Research Plan as of the Effective Date.
     1.16 “NDA” shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.
     1.17 “Net Sales” shall mean the gross invoice price by InterMune or its Affiliates or Sublicensees, as the case may be, for all Products that themselves or the methods of manufacture or use of which are claimed by any Valid Claim, sold by InterMune, its Affiliates or Sublicensees ("Selling Party") under this agreement in arm's length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party on such sales for: (a) trade, quantity, and cash discounts; (b) credits, rebates (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product; (c) freight, postage and duties; and (d) sales and excise taxes, other consumption taxes, value-added taxes, custom duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties. In addition, the Selling Party may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with generally accepted accounting standards, consistently applied across all product lines of the particular Party. Notwithstanding the foregoing, Net Sales shall not include sales among InterMune, its Affiliates and Sublicensees for resale or use in clinical trials, provided that amounts invoiced upon such resale shall be included within the calculation of Net Sales. For clarity, amounts invoiced by InterMune and its Affiliates and Sublicensees to their distributors shall be included in the calculation of Net Sales hereunder, but amounts invoiced by the distributors to their customers shall not.
     1.18 “Party” or “Parties” shall mean, respectively, Array or InterMune individually, or Array and InterMune collectively.
     1.19 “Phase II” shall mean the phase of human clinical trials for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients in the United States or a country other than the United States. Phase II specifically excludes that phase of human clinical trials commonly referred to as “Phase I” clinical trials, which are solely intended to determine safety but not definitive dosing and efficacy of a pharmaceutical.
     1.20 “Phase III” shall mean the phase of human clinical trials the principal purpose of which are to establish safety and efficacy of one or more particular doses in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of obtaining approval of a product in a country by the health regulatory authority in such country to market such product.
     1.21 “Preparatory Know-How” shall mean all Know-How made or developed by Array on or after May 1, 2002 and prior to the Effective Date that relates to the subject matter of the Research Collaboration and/or to any Hit Compound, Lead Compound or Product, to the extent Controlled by Array.
     1.22 “Preparatory Patents” shall mean all patent applications and patents anywhere in the world claiming any invention conceived and/or reduced to practice by Array on or after May 1, 2002 and prior to the Effective Date that relates to the subject matter of the Research Collaboration and/or to any Hit Compound, Lead Compound or Product, in each case to the extent Controlled by Array.
     1.23 “Product” shall mean any diagnostic, therapeutic or prophylactic product incorporating as an active ingredient a Hit Compound or a Lead Compound.
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     1.24 “Research Collaboration” shall mean the research activities undertaken by the Parties during the Research Term pursuant to Sections 2.1 to 2.3 below.
     1.25 “Research Plan” shall mean the written research plan that the Parties have agreed to on or before the Effective Date. The Research Plan may be amended from time to time by mutual agreement of the Parties, and shall be updated as set forth in Section 2.2.2.
     1.26 “Research Term” shall mean the term of the Research Collaboration, as provided in Section 2.3 below.
     1.27 “Reserved Target” shall mean those targets identified in Exhibit A as “Reserved Targets.”
     1.28 “Sublicensee” shall mean, with respect to a particular Product, a Third Party to whom InterMune has granted a license or sublicense under the Collaboration Technology to make and sell such Product. As used in this Agreement, “Sublicensee” shall specifically exclude a Third Party to whom InterMune has granted the right to distribute such Product, provided that the economics of the distribution relationship involve payment of a transfer price by the distributor, but not a royalty to InterMune calculated as a percentage of net sales of the Product by the distributor.
     1.29 “Target(s)” shall mean (i) the target identified in Exhibit A as the “Target,” and (ii) any Reserved Target selected in accordance with Section 2.2.1 below for use in the Research Collaboration.
     1.30 “Third Party” shall mean any person or entity other than Array and InterMune, and their respective Affiliates.
     1.31 “Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application, in each case within the Collaboration Patents or the Preparatory Patents, and with respect to which Array grants InterMune rights hereunder (i.e., under which no other entity is licensed, enjoys a covenant not to sue or has the right to practice with Hit Compounds, Lead Compounds or Products, other than via a sublicense from InterMune, and not those Preparatory Patents for which the extent of Array’s Control does not enable it to grant InterMune exclusive rights hereunder), and in each case which claim (a) has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise, and (b) in addition [ * ].
ARTICLE 2
RESEARCH COLLABORATION
     2.1 Goals. The goal of the Research Collaboration is the discovery and optimization of patentable compositions that are orally active small molecule inhibitors in the Field pursuant to the Research Plan.
     2.2 Conduct of the Research Collaboration. Subject to the terms and conditions set forth herein, the Parties agree to conduct research under the Research Collaboration, which shall be funded as set forth in Article 5 below. During the Research Term, Array and InterMune shall collaborate and each use their commercially reasonable efforts to conduct their respective responsibilities under the Research Collaboration in accordance with the Research Plan, within the time frames contemplated therein. In particular, Array shall devote the numbers of FTEs set forth for it to devote in the Research Plan to carrying out the tasks assigned to Array at the times set forth therein.
          2.2.1 Target Selection. The initial subject of the Research Collaboration shall be the Target identified in the Research Plan as of the Effective Date. During the Research
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Term, either Party may propose in writing that the Research Collaboration be expanded to include research involving one of more Reserved Target(s). Upon written consent of the other Party, each Reserved Target so proposed shall cease to be a Reserved Target for purposes of this Agreement and shall thereafter be deemed a Target.
     2.2.2 Research Plan. The Research Collaboration shall be carried out in accordance with the Research Plan. The Research Plan as it exists as of the Effective Date establishes specific research objectives and the general research tasks to be performed and resources to be provided by each Party. Promptly after the Effective Date, the Parties shall meet and agree on the more specific tasks to be undertaken to achieve such research objectives and general tasks, the specific anticipated timelines for such specific tasks, and an FTE schedule setting forth how many FTEs Array will devote to the performance of the tasks assigned to it in each quarter of the Research Term. Within thirty (30) days after the Effective Date, the JRC shall meet to discuss and approve such an update to the Research Plan to cover such subject matter. Thereafter, the Research Plan shall be reviewed on an ongoing basis and may be amended by the Joint Research Committee in accordance with Article 3, or by the Parties in accordance with Section 4.4.
     2.3 Term and Termination of Research Collaboration. The Research Collaboration shall commence on the Effective Date and shall end upon the first to occur of (i) two (2) years after the Effective Date, (ii) the termination of this Agreement, or (iii) ninety (90) days after written notice from InterMune that InterMune elects (in its sole discretion) to early terminate the Research Collaboration, such notice to be given no earlier than nine (9) months after the Effective Date (such period beginning on the Effective Date and ending upon the earliest of (i), (ii) and (iii), the “Research Term”). InterMune shall have the right to extend the Research Term for up to an additional two (2) years. To exercise such right, InterMune shall provide written notice to Array on or before the date ninety (90) days before the second anniversary of the Effective Date.
     2.4 Selection of Candidates for Further Development. From time to time, either Party may suggest that the JRC consider a particular Hit Compound or Lead Compound to be recommended to InterMune for selection for further development. The JRC’s recommendation is not binding on InterMune. The purpose of having the JRC make any such recommendation is to foster collaboration and scientific exchange between the Parties during the Research Term. InterMune agrees to inform Array of any Hit Compounds and Lead Compounds researched hereunder for which InterMune is undertaking any GLP toxicology studies in the next report under Section 7.2 after such studies commence.
     2.5 Records; Inspection.
          (a) Records. Array and InterMune shall maintain records of the Research Collaboration (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Collaboration (including all data in the form required under any applicable governmental regulations and as directed by the JRC).
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          (b) Reports and Information Exchange. Each Party shall keep the other Party, including the Joint Research Committee, informed as to its progress under the Research Plan. During the Research Term, Array and InterMune shall each provide the other, at least once quarterly, a reasonably detailed written summary of research activities and results in connection with the Research Collaboration. In addition, if requested in writing by InterMune, Array shall provide InterMune with copies of its records required to be kept pursuant to Section 2.5(a), including without limitation the relevant portions of laboratory notebooks of Array personnel participating in the Research Collaboration.
     2.6 Post Research Collaboration Activities. For each Hit Compound, Lead Compound and Product, as between the Parties, InterMune shall be responsible, at its sole expense, for conducting all clinical development of such Lead Compound or Product following the termination of the Research Term, and all commercialization of such Hit Compound, Lead Compound or Product.
     2.7 Exclusivity.
          2.7.1 General. Except in performing pursuant to the Research Collaboration, Array and its Affiliates shall not knowingly [ * ], alone or with a Third Party, [ * ] specifically directed to (i) [ * ], during the Research Term and for a period of [ * ] thereafter, (ii) or [ * ], during the Research Term. It is understood and agreed that [ * ] shall not be deemed a violation of this Section 2.7.
          2.7.2 Option. During the Research Term, prior to Array or any of its Affiliates entering into material or substantial negotiations with a third party in connection with [ * ], other than a Target or a Reserved Target, or using [ * ], Array will notify InterMune in writing of such intent. Within thirty (30) days after receipt of such notice, InterMune will notify Array in writing whether InterMune is interested in pursuing such activities in collaboration with Array, under terms equivalent to those contained in the Agreement. If so, InterMune and Array will negotiate in good faith an agreement under which Array and InterMune would collaborate on such compound discovery research. If the parties have not agreed upon terms and conditions of such an agreement within ninety (90) days after receipt of InterMune’s notice, or if InterMune does not indicate its interest within such thirty (30) day period, then Array and its Affiliates shall be free to pursue [ * ] that was the subject of Array’s notice to InterMune, alone or with a Third Party, without further obligation to InterMune, [ * ].
          2.7.3 Change of Control. Notwithstanding the provision of Sections 2.7.1 and 2.7.2, in the event of a Change of Control (as defined below) of Array, the provisions of such Sections shall not apply to any research or development program that a portion of the surviving entity that was not Array (prior to the Change of Control) had ongoing as of immediately prior to the date of such Change of Control. For purposes of this Section 2.7, a “Change of Control” shall mean the merger, consolidation, sale of substantially all of its assets or similar transaction or series of transactions, as a result of which Array’s shareholders before such transaction or series of transactions own less than fifty percent (50%) of the total number of voting securities of the surviving entity immediately after such transaction or series of transactions. For clarity, if as a result of any such Change of Control, Array exists as a wholly owned subsidiary of a parent, then the provisions of this Section 2.7 shall continue to apply to Array, but not to such parent.
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     2.8 Existing Library Compounds. As of the Effective Date, the Parties will focus upon new compound libraries created pursuant to the Research Collaboration, and the Parties will not engage in high throughput screening against pre-existing or separate compound libraries of Array pursuant to the Research Collaboration.
ARTICLE 3
MANAGEMENT
     3.1 Joint Research Committee. Promptly after the Effective Date, InterMune and Array will establish a committee (the “Joint Research Committee” or “JRC”) to oversee, review and recommend direction of the Research Collaboration, and provide advice regarding prosecution of jointly-owned patent applications directed to inventions within the Collaboration Technology. The responsibilities of the Joint Research Committee shall include, among other things: (i) setting priorities and modifying the Research Plan; (ii) recommending the number of FTEs to be provided for in the Research Plan; (iii) monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Research Collaboration activities; and (iv) recommending Hit Compounds and Lead Compounds for selection by InterMune as candidates for further development. The JRC (and any of its subcommittees) shall have no authority to amend or waive compliance with this Agreement. The JRC’s decision-making shall be as set forth in Section 3.4.
     3.2 Membership. The JRC shall include two (2) representatives of each of InterMune and Array. Each Party’s members shall be selected by that Party. Array and InterMune may each replace its JRC representatives at any time, upon written notice to the other Party. From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JRC agrees.
     3.3 Meetings. During the Research Term, the JRC shall meet at least quarterly, or as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of Array or InterMune may attend JRC meetings as nonvoting observers. Each Party shall be responsible for all of its own expenses associated with attendance of such meetings. The first meeting of the JRC shall occur within forty-five (45) days after the Effective Date.
     3.4 Decision Making. Decisions of the JRC shall be made by unanimous agreement. In the event that unanimity is not achieved within the JRC, then, other than with respect to setting criteria for Hit Compounds and Lead Compounds, InterMune shall have the deciding vote; provided, however, that notwithstanding the foregoing, Array shall not be obligated, as a result of such a deciding vote by InterMune, to violate any obligation or agreement it may have to or with any Third Party; provided that the obligation to or agreement with the Third Party is not in conflict with this Agreement as originally executed or the activities that would be required or contemplated of Array under the Research Plan as it exists as of the Effective Date. Disputes among the JRC or the Parties as to whether to change or add to the Hit Compound Criteria and/or the Lead Compound Criteria shall be non-justiciable, and the Hit Compound Criteria and the Lead Compound Criteria shall remain as they exist as of the Effective Date unless the Parties otherwise agree in writing.
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ARTICLE 4
LICENSES
     4.1 Research Licenses.
     4.1.1 Grant from InterMune. InterMune hereby grants Array a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free, right and license, under InterMune’s interest in the Collaboration Technology, solely to conduct the Research Collaboration during the Research Term.
     4.1.2 Grant from Array. Array hereby grants InterMune a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free, right and license, under Array’s interest in the Collaboration Technology and under the Preparatory Patents and the Preparatory Know-How, solely to conduct the Research Collaboration during the Research Term.
     4.2 Commercial License.
          4.2.1 License to Lead Compounds, Development Candidates and Corresponding Products. Subject to the terms and conditions of this Agreement, Array hereby grants to InterMune a worldwide, exclusive, royalty-bearing right and license under Array’s interest in the Collaboration Technology and under the Preparatory Patents, to research, develop, make, have made, use, import, offer for sale and sell Hit Compounds, Lead Compounds and Products worldwide.
          4.2.2 Preparatory Know-How. Subject to the terms and conditions of this Agreement, Array hereby grants to InterMune a worldwide, non-exclusive, royalty-bearing right and license under the Preparatory Know-How to research, develop, make, have made, use, import, offer for sale and sell Hit Compounds, Lead Compounds and Products worldwide.
          4.2.3 Sublicenses. Subject to the terms and conditions of this Agreement, InterMune shall have the right to sublicense the rights granted in Section 4.2.1 above through one (1) or more tiers of sublicensees. Each sublicense granted by InterMune shall be consistent with all the terms and conditions of this Agreement, and shall automatically terminate with respect to the patents and know-how licensed hereunder when this Agreement terminates. InterMune shall remain responsible to Array for the compliance of each such Sublicensee with this Agreement as applicable to such Sublicensee, and the payment of any amounts due hereunder as a result of the activities of Sublicensees.
          4.2.4 Marketing Rights. InterMune shall have the exclusive right to market, sell and distribute Products. In exercising such rights, InterMune may select trademarks for such Products, and InterMune shall own all right, title or interest in such trademarks (subject to any pre-existing rights of Array or Third Parties).
     4.3 License to Array. InterMune hereby grants to Array a worldwide, non-exclusive, transferable, royalty-free right and license, with the right to grant and authorize sublicenses, under InterMune’s interest in the Collaboration Technology, to exploit the same outside the scope of Array’s exclusive license to InterMune pursuant to Section 4.2.
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     4.4 Third-Party Licenses. In the event that the Parties agree to acquire additional technologies from a Third Party specifically for use in the conduct of the Research Collaboration in the Field, InterMune will be responsible for the payment of any amounts due to Third Parties for the license of intellectual property which directly applies to any Target, and the costs of negotiating, preparing and executing any such license, unless the Parties otherwise mutually agree in writing. InterMune shall use its reasonable efforts to negotiate in good faith and obtain all Third Party licenses that it agrees to seek because they are necessary or useful for the conduct of the Research Collaboration. If, during the Research Term, InterMune is unable, despite such efforts, to obtain any license necessary for the conduct of the Research Collaboration, and the Parties are unable to agree to amend the Research Plan such that such license is no longer necessary to the conduct of the Research Collaboration, then InterMune shall have the right to terminate this Agreement upon thirty (30) days notice.
     4.5 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or rights shall be created by implication, estoppel or otherwise.
     4.6 No Products Other than Products. Except as otherwise agreed in writing or specifically provided in the terms of this Agreement, neither InterMune nor its Affiliates nor Sublicensees shall, directly or indirectly, commercialize any Hit Compound or Lead Compound itself or the method of manufacture or use of which is claimed by the Collaboration Patents or uses the Collaboration Know-How, other than as a Product in accordance with this Agreement (i.e., any Products sold by InterMune, its Affiliates and Sublicensees in exercise of the license granted InterMune in Section 4.2.1 shall be milestone and royalty-bearing to the extent set forth in this Agreement).
ARTICLE 5
PAYMENTS
     5.1 Research Collaboration Funding.
          5.1.1 Research Phase Payment Schedule. InterMune agrees to pay Array research funding for the conduct of the Research Collaboration quarterly, in advance, in an amount equal to one quarter (1/4) of [ * ] FTEs (or, if lesser, the number of Array FTEs scheduled in the Research Plan to be provided by Array in the upcoming quarter), multiplied by the applicable Array FTE Rate (as defined below in Section 5.1.2). The initial quarterly payment shall be made on or before the date Array FTEs are first deployed in accordance with the Research Plan, and subsequent payments shall be made on or before the first day of each calendar quarter thereafter. Such payments are non-creditable and non-refundable, subject to the remainder of this Section 5.1.1. Within thirty (30) days after the end of each calendar quarter during which InterMune is funding Array FTEs devoted to the Research Collaboration, Array shall notify InterMune in writing of the number of FTEs Array actually devoted to the Research Collaboration during such calendar quarter. If such actual FTEs are less than the number of FTEs for which InterMune paid, then InterMune may credit the overpayment against the next payment due Array under this Agreement. If no payment will be due Array within the next three (3) months after Array was required to notify InterMune of such actual FTEs, Array shall promptly refund the overpayment to InterMune. In addition, InterMune may audit Array’s FTE
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records relating to the Research Collaboration, in the same manner and subject to the same restrictions as those set forth for Array’s audits pursuant to Section 6.4, and any discrepancies shall be trued-up as provided in the foregoing two (2) sentences. In no event shall InterMune be required to fund a greater number of Array FTEs in any calendar quarter than one quarter (1/4) of [ * ] FTEs, or, if lesser, those provided in the Research Plan for Array to provide in such quarter.
          5.1.2 FTE Rate. The “Array FTE Rate” shall be equal to [ * ] per FTE per year. Effective after the first anniversary of the Effective Date, the FTE Rate shall increase no more than once annually by the percentage increase, if any, in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics, since the Effective Date or the last adjustment hereunder, whichever is later.
          5.1.3 Non-FTE Costs. Non-FTE costs and research requirements associated with performance of the Research Collaboration at Array shall be borne by Array, except that Array shall not be required to incur any extraordinary [ * ] costs without Array’s prior written consent. Extraordinary [ * ] costs means material costs in excess of [ * ].
          5.1.4 PK Outsourcing. In the event that the Parties agree, in the course of the Research Collaboration, to enter into one or more agreements with a Third Party(ies) for the performance of [ * ] with respect to a particular Hit Compound(s) and/or Lead Compound(s), the Parties shall be responsible for the payment of the aggregate amounts due such Third Party(ies) under such agreements as follows: (i) Array shall be responsible for payment of [ * ] due during each of (1) the period commencing on the Effective Date and ending on the first anniversary thereof, and (2) the following twelve (12) months (unless the Research Term is earlier terminated); and (ii) InterMune shall responsible for the payment of all additional amounts that are approved in advance by InterMune. The Parties anticipate that they will contract with Third Parties for [ * ] in each year of the Research Term. The Parties will mutually agree the specific studies to be conducted, and the specific Third Parties that will conduct the studies. Array shall not unreasonably withhold its agreement to particular such studies, or withhold its consent to the Parties contracting for any such studies on the grounds of the cost of the studies.
     5.2 Development Funding. In addition to the funding obligations set forth in Section 5.1, InterMune shall be responsible for all costs and expenses for otherwise developing and commercializing the Products, including without limitation, preclinical development, clinical development, premarketing and commercial activities. For clarity, this means that as between the Parties, InterMune is responsible for the costs of activities in exercise of the license granted it in Section 4.2.1.
     5.3 Milestones. InterMune shall pay to Array the following amounts [ * ] following the first achievement by Array or by InterMune or its Affiliates, Sublicensees or other designees, as the case may be, of each of the following milestones with respect any [ * ] or Product that itself, or the manufacture, use or sale of which is claimed by a Valid Claim or that incorporates as its active ingredient a Hit Compound that was identified as such pursuant to the Research Collaboration (a “Milestone Product”).
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Milestones	Payment Amount
1. [ * ]		$150,000
2. First human clinical trial of a Milestone Product initiated.		$500,000
3. [ * ]	$	[ * ]
4. [ * ]	$	[ * ]
5. [ * ]	$	[ * ]
          5.3.1 Milestone payments [ * ] set forth above shall each be payable [ * ] upon the achievement of the corresponding milestone event with a Milestone Product being developed primarily for the treatment of hepatitis C infections and related conditions (collectively, the “HCV Indication”), and [ * ] upon the achievement of the corresponding milestone event with a Milestone Product [ * ]. Milestone payment [ * ] set forth above shall be due [ * ], and milestone payments [ * ] set forth above shall be due [ * ] in relation to a Milestone Product being developed for the HCV Indication, [ * ], regardless of the number of additional times the corresponding milestone events are achieved with one (1) or multiple [ * ] or Milestone Products.
          5.3.2 In the event that one or more milestone payments described above becomes due (a “Later Milestone”) in relation to the achievement of a corresponding milestone event with a Milestone Product being developed primarily for the HCV Indication, and one or more of the earlier-stage milestone payments has not been paid to Array in relation to the achievement of a corresponding milestone event with a Milestone Product being developed primarily for the HCV Indication, then all earlier-stage milestone payments in relation to the achievement of a corresponding milestone event with a Milestone Product being developed primarily for the HCV Indication that have not been paid shall be paid together with the Later Milestone payment. Similarly, if a Later Milestone becomes due in relation to the achievement of the corresponding milestone event with a Milestone Product [ * ], then all earlier stage milestone payments in relation to the achievement of the corresponding milestone events with a Milestone Product [ * ] shall be paid together with such Later Milestone. For clarity, nothing in this Section 5.3.2 shall be deemed to contradict the limits set forth in Section 5.3.1 as to the number of times each milestone payment is available under this Agreement.
          5.3.3 For purposes of this Section 5.3, a clinical trial shall be deemed initiated upon the first dosing of the first patient in such trial.
     5.4 Royalties.
          5.4.1 Products. InterMune shall pay Array a running royalty of [ * ] of Net Sales of each Product during the time periods and in countries in which its manufacture, use or sale of such Product is claimed by a Valid Claim. Such rate shall not be increased if multiple Valid Claims claim the manufacture, use or sale of such Product. Notwithstanding the foregoing, if and when the only Valid Claim claiming such manufacture, use or sale is a claim directed to a method of use or manufacture solely invented by InterMune (an “InterMune Sole Non-composition Claim”), then no such running royalty shall be due. No running royalties shall be due hereunder on the basis of the use of the Collaboration Know-How.
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          5.4.2 Royalty Term. InterMune’s obligation to pay royalties to Array under this Section 5.4 shall continue for each Product that itself or the method of manufacture or use of which is claimed by a Valid Claim, on a country-by-country basis, until such time as there are no Valid Claims (other than InterMune Sole Non-composition Claims) which but for the licenses granted herein would be infringed by the manufacture, use or sale of such Product in such country. Upon the expiration of such term of royalties in any country with respect to any Product, InterMune’s license under Section 4.2 with respect to such Product in such country shall automatically become fully paid, nonexclusive and perpetual.
          5.4.3 Third Party Royalties. In the event that (i) it becomes necessary or useful for InterMune to obtain a license under a valid, issued patent of a Third Party, where such patent covers the composition, methods of therapeutic use, or all practical methods of synthesis of a Product, and such patent would be infringed, but for the existence of the Third-Party license, by the discovery, research, development or sale of such Product, and (ii) InterMune must pay such Third Party for such license a royalty on Net Sales of such Product in a particular country, then InterMune may deduct [ * ] of the royalties reasonably so paid to such Third Party against royalties due Array on Net Sales of such Product; provided that the royalties otherwise due to Array in any quarter will not be lower than [ * ] (the “Floor”) by operation of an offset provided for in this Section 5.4.3. Amounts that InterMune is unable to deduct in a particular calendar quarter due to the Floor may be carried forward and deducted in future calendar quarters, subject always to the Floor in the future calendar quarters.
          5.4.4 Combination Products. If InterMune sells any Product in the form of a combination product containing one or more active ingredients in addition to the active ingredient that is a Lead Compound (which may be either combined in a single formulation or packaged as separate formulations sold as a single package), Net Sales for such combination product will be calculated by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where A is the invoice price of the Lead Compound portion of the combination product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties due hereunder on the combination product shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Lead Compound portion of the combination product if sold separately, and C is the invoice price of the combination product. If, on a country-by-country basis, the Licensed Product is not sold separately in said country, Net Sales for the purposes of determining royalties of the combination product shall be determined by the Parties in good faith on the basis of the fair market values of the different active ingredients of the combination Product.
          5.4.5 Compulsory License. If either Party learns that a Third Party other than an InterMune Affiliate or Sublicensee has obtained a compulsory license in any country under the Collaboration Patents, or Identified Patents or Preparatory Patents exclusively licensed to InterMune hereunder, to sell a Competitive Product (as defined below), then such Party shall promptly notify the other Party of such occurrence. If the royalty rate payable to Array under such compulsory license is less than the royalty rate otherwise applicable in such country hereunder, then, in each calendar year in which the Competitive Product is being sold in such
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country, and units of the Competitive Product equal at least [ * ] of the total combined units of such Competitive Product and the Product in the particular country, sold in such calendar year, then the royalty rate set forth in Section 5.4.1 shall be reduced, with respect to Net Sales in such country, to the lower royalty rates applicable in such country pursuant to such compulsory license. Any reduction in the royalty due Array as a result of sales of such Competitive Product shall be available to InterMune only with respect to Net Sales in those calendar years and in those countries described by the foregoing sentence. For the purposes of this Section 5.4.5, a “Competitive Product” shall mean any product the manufacture, use or sale of which is claimed by any of the foregoing patents, and which competes with any Product in the relevant country. If such compulsory license is required to be granted by InterMune, then the amounts received by InterMune pursuant to such compulsory license shall be deemed to be Net Sales hereunder (in lieu of the sales pursuant to the compulsory license being included in Net Sales).
          5.4.6 Later Claims. If (a) InterMune was not required to pay royalties on Net Sales of any Product during a time period when and in a country where a pending claim that would have qualified as a Valid Claim but for claiming a first priority to more than five (5) years from the date pendency was determined (that was “Temporarily Disqualified”, with derivative forms being interpreted accordingly), and that covers such Product itself or the method of manufacture or use thereof in such country, and (b) such claim later issues as an issued Valid Claim covering such Product itself or the method of manufacture or use thereof in such country, then (c) with the next royalty report due pursuant to Section 6.1 after such issuance (but no sooner than thirty (30) days after such issuance), InterMune shall report and pay to Array the royalties that would have been due pursuant to Section 5.4.1 on Net Sales of such Product in such country but for the Temporary Disqualification of such claim.
ARTICLE 6
PAYMENTS; BOOKS AND RECORDS
     6.1 Royalty Reports and Payments. After the first sale of a Product on which royalties are payable by InterMune or its Affiliates or Sublicensees hereunder, InterMune shall make quarterly written reports to Array within [ * ] after the end of each calendar quarter, stating in each such report, separately for InterMune and each Affiliate and Sublicensee, the aggregate Net Sales, by country, of each Product sold during the calendar quarter upon which a royalty is payable under Section 5.4 above. InterMune shall pay to Array royalties due at the rates specified in Section 5.4.
     6.2 Payment Method. All payments due under this Agreement shall be made from a bank located in the United States by bank wire transfer in immediately available funds to a bank account designated by Array. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Article 5 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional [ * ], calculated on the number of days such payment is delinquent.
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     6.3 Place of Royalty Payment; Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Western Edition), averaged over all business days of the calendar quarter to which such payment pertains.
     6.4 Records; Inspection. InterMune and its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept by such party for at least [ * ] following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such [ * ] period by a public accounting firm to whom InterMune has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such public accounting firm shall be under written obligations of confidentiality and non-use no less stringent than those set forth in Article 9. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 6.4 shall be at the expense of Array, unless a variation or error producing an increase exceeding [ * ] of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by InterMune to Array together with interest thereon from the date such payments were due at the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, plus an additional [ * ] or the maximum rate permitted by law.
     6.5 Taxes. Each Party shall bear and, except as otherwise expressly provided in this Section 6.5, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed on that party as a result of the existence or operation of this Agreement. If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within sixty (60) days following that payment.
ARTICLE 7
DUE DILIGENCE
     7.1 Due Diligence. InterMune shall use commercially reasonable efforts to develop and commercialize at least one (1) Product, and to obtain the optimum commercial return for it in the major markets of the world for it, consistent with high professional standards for the research, development, commercialization, and marketing of pharmaceutical products of similar commercial value potential and patent coverage; provided, however, that, and only if, at least one (1) Lead Compound is identified pursuant to the Research Collaboration. Such diligence obligation shall be the sole diligence obligation of InterMune with respect to such development and commercialization, express or implied, under this Agreement or available in relation hereto at law or in equity. For the avoidance of doubt, the overriding goal of the Research Collaboration is to identify Lead Compounds, one of the criteria for which compounds is that the composition of matter of each (as distinct from their methods of use and manufacture) be patentable. If no such Lead Compound is identified in the Research Collaboration, then the Research Collaboration shall not have been successful in the way that the Parties had anticipated
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when the Parties entered into this Agreement and InterMune agreed to fund the Research Collaboration to the extent provided for hereunder. It is therefore the Parties’ intent that in such event, in recognition of InterMune’s sponsorship of the Research Collaboration to the extent provided for hereunder: (a) InterMune shall be entitled to retain its license pursuant to Section 4.2, and (b) InterMune shall have no diligence obligation with respect to the subject matter of such license.
     7.2 Reports. Until first commercial introduction of each royalty-bearing Product by or on behalf of InterMune hereunder, InterMune shall keep Array apprised of the status of the pre-clinical, clinical and commercial development of such Product by annually providing Array with a written report summarizing such activities with respect to the applicable Product (and the Lead Compound from which such Product is being developed) during the Agreement Term. The reports described in this Section 7.2 shall contain sufficient information to allow Array to monitor InterMune’s compliance with this Agreement, including without limitation, InterMune’s obligations with respect to the payment of the milestones set forth in Section 5.3. All reports and information provided under this Section 7.2 shall be deemed Confidential Information of InterMune. InterMune’s obligations pursuant to this Section 7.2 are subject to Section 13.4 regarding successors in interest to and Affiliates of Array.
ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Disclosure and Ownership of Inventions.
          8.1.1 Each Party shall promptly disclose to the other any patentable inventions conceived or first reduced to practice pursuant to the Research Collaboration by or on behalf of such Party promptly after such conception or reduction to practice. In addition, each Party shall disclose to the other any Collaboration Know-How promptly after it is made or developed.
          8.1.2 Inventorship of inventions that would be claimed by a Collaboration Patent shall be determined in accordance with U.S. laws of inventorship. Solely invented such inventions, together with the Collaboration Patents claiming such sole inventions, shall be solely owned by the Party whose personnel made the invention. The Parties joint inventions that would be claimed by Collaboration Patents, together with the Collaboration Patents claiming them, shall be jointly owned by the Parties. Such joint ownership shall be in accordance with the default rights enjoyed by co-inventors under U.S. patent law in the absence of a written agreement to the contrary (throughout the world to the maximum extent permitted by law), such that, without limitation and except as restricted by the licenses granted in Sections 4.1 and 4.2, financial commitments set forth in Article 5 and prosecution and enforcement provisions set forth in this Article 8, each Party may practice the subject matter of the jointly owned Collaboration Patents without a duty of accounting to the Party.
          8.1.3 Ownership of Collaboration Know-How shall be determined in accordance with the laws of the state of New York.
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     8.2 Patent Prosecution.
          8.2.1 Collaboration Technology. InterMune shall have the right, [ * ], to (i) prepare, file, prosecute and maintain Collaboration Patents directed to Hit Compounds, Lead Compounds and/or Products; pharmaceutical compositions containing a Hit Compound, Lead Compound, and/or a Product; and methods of making or using any of the foregoing; and (ii) conduct any interferences, re-examinations, reissues and oppositions relating thereto. InterMune shall keep Array fully informed as to the status of such patent matters, including without limitation, by providing Array the opportunity, as far in advance of filing dates as possible, to fully review and comment on any documents which will be filed in any patent office; reasonably considering Array’s comments thereon; and providing Array copies of any substantive documents relating to the Collaboration Patents that InterMune receives from patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. InterMune may elect, upon thirty (30) days prior notice, to discontinue prosecution of any such patent applications and/or not to file or conduct any further activities with respect to such patent applications or patents. In the event InterMune declines to file or, having filed, fails to further prosecute or maintain any such patent applications or patents, or conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then Array shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries as it deems appropriate, and conduct such proceedings, at its sole expense. In such case, InterMune shall promptly execute all necessary documents that may be required in order to enable Array to file, prosecute and maintain such patent applications and to conduct any such proceedings.
          8.2.2 Preparatory Patents. Section 8.2.1 shall apply mutatis mutandis to the preparation, filing, prosecution and maintenance of solely those Preparatory Patents that are directed primarily to Hit Compound(s) and/or Product(s) themselves, or the method of manufacture or use of any of them (“Primary Preparatory Patents”), as it does to that of Collaboration Patents, except to the extent that Array cannot grant InterMune preparation, filing, prosecution and/or maintenance rights due to rights granted to a Third Party by Array with regard to any Primary Preparatory Patent prior to the Effective Date. Array will keep InterMune reasonably informed of the preparation filing, prosecution and maintenance of the other Preparatory Patents to the extent relevant to any Hit Compound, Lead Compound or Product. It is understood and agreed that InterMune’s rights under this Section 8.2.2 shall accrue with respect to a particular patent or patent application at the time Array identifies such patent or patent application as being a Preparatory Patent; provided that Array will make reasonable efforts to timely identify the Preparatory Patents.
          8.2.3 Other Technology. This Agreement does not alter the Parties’ responsibilities with respect to patent applications and patents that are not Collaboration Patents or Preparatory Patents. Accordingly, each Party shall be responsible, at its own expense and in its sole discretion, for preparing, filing, prosecuting and maintaining, in such countries as it deems appropriate, any and all patent applications and patents (other than Collaboration Patents and Preparatory Patents) directed to inventions owned or controlled by such Party and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.
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          8.2.4 Cooperation. InterMune and Array shall each reasonably cooperate with and assist the other at its own expense in connection with the activities described in Section 8.2.1, at the other Party’s reasonable request, including without limitation by making scientists and scientific records reasonably available to the prosecuting Party.
          8.2.5 Certain Circumstances. This Section 8.2 is subject to the provisions of Section 13.4 regarding successors in interest to and Affiliates of Array.
     8.3 Enforcement and Defense.
          8.3.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Collaboration Patents and Preparatory Patents by a Third Party.
          8.3.2 InterMune. In the event that a Party believes a Third Party is infringing any Collaboration Patent, InterMune shall have the first right, but not the obligation, to take reasonable legal action to enforce such Collaboration Patent and defend any declaratory judgment action relating to such infringement, at its sole cost and expense. If, within six (6) months following receipt of notice from Array of such infringement, InterMune fails to take such action to halt a commercially significant infringement of a patent filed pursuant to Section 8.2.1, Array shall, in its sole discretion, have the right, at its sole expense, to take such action; provided that if such Collaboration Patent is solely owned by InterMune, Array’s action shall be limited to the prevention of infringing activities with products that are competitive with Products then being commercialized by InterMune (the “Back-Up Right”). Prior to the Back-Up Right becoming effective for a given Collaboration Patent, Array shall not notify any Third Party of their alleged infringement of that Collaboration Patent without InterMune’s advance written consent. The foregoing in this Section 8.3.2 shall apply mutatis mutandis to the enforcement of Primary Preparatory Patents (as defined in Section 8.2.2), except to the extent that Array cannot grant InterMune preparation, filing, prosecution and/or maintenance rights due to rights granted to a Third Party by Array with regard to any Primary Preparatory Patent prior to the Effective Date. In addition, the foregoing regarding the Back-Up Right shall apply mutatis mutandis to permit InterMune to enforce Preparatory Patents that are not Primary Preparatory Patents in the same manner and subject to the same limitations as Array’s Back-Up Right with respect to Collaboration Patents, including without limitation the requirement not to notify infringers until the Back-Up Right becomes effective.
          8.3.3 Cooperation; Costs and Recoveries. Each Party agrees to render such reasonable assistance as the enforcing Party may request, at the enforcing Party’s expense. Amounts recovered from enforcing a Collaboration Patent or Preparatory Patent, whether as payment in settlement or otherwise, shall first be used to reimburse the Parties for their expenses in enforcing the patent (including attorneys’ and experts’ fees), with the remainder, if any, to be divided as follows:
          (a) if InterMune prosecuted the action, then (i) Array shall be paid an amount equal to (x) the proportion that the royalties that would have been due upon sales of the infringing product if the infringing sales had been Net Sales of a Product sold by InterMune bear
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to the total recovery multiplied by (y) such remaining recovery, and (ii) the remaining portion of such remaining recovery shall be paid to InterMune; and
          (b) if Array prosecuted the action, then Array shall be paid twice the amount it would have received under (a) had InterMune prosecuted the action, and InterMune shall be paid the remaining portion of such remaining recovery.
     Notwithstanding the foregoing, if the patent that was enforced was a Preparatory Patent other than a Primary Preparatory Patent (as defined in Section 8.2.2), the action was prosecuted by Array, and the enforcement action extended to infringing activities competitive with Array’s or Array’s other licensees’ products, then the recovery shall be split between (i) an amount to be shared between Array and its other licensees as they may agree amongst themselves, and (ii) an amount to be shared between Array and InterMune in accordance with 8.3.3(b). The division between (i) and (ii) shall be made based on the extent to which the infringement was competitive with Array’s and its other licensees’ products, relative to the extent to which it was competitive with Products.
ARTICLE 9
CONFIDENTIALITY
     9.1 Confidential Information. Except as otherwise expressly provided herein, the Parties agree that, for [ * ], the receiving Party shall not, except as expressly provided in this Article 9, disclose to any Third Party or use for any purpose any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, or any results of the Research Collaboration (“Results”). For purposes of this Article 9, “Confidential Information” shall mean any information, which if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within forty-five (45) days after such disclosure. The Results to the extent relating to Hit Compounds and/or Lead Compounds shall be deemed to be the Confidential Information of InterMune. Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by the receiving Party by competent proof that such information:
          (a) was already known to the receiving Party at the time of disclosure;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          (d) was independently developed by the receiving Party as demonstrated by documented written evidence prepared contemporaneously with such independent development; or
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          (e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
     9.2 Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party or Results to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement; provided that if a Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.
     9.3 Termination of Prior Agreement. This Agreement supersedes the Confidentiality Agreement between the Parties dated June 6, 2002. All information exchanged between the Parties under that the Confidentiality Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.
     9.4 Nondisclosure of Terms. Each of the Parties hereto agrees that it and its Affiliates shall not to disclose the material terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the Parties shall agree upon a press release and timing to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement. Thereafter, Array and InterMune may each disclose to Third Parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, InterMune and Array may make public statements regarding the progress of the Research Collaboration and the achievement of milestones and fees with respect thereto, following consultation and mutual agreement, the consent of neither Party to be unreasonably withheld, subject to Section 9.5 as regards the results of the Research Collaboration. Advance review and consultation shall not be required to repeat information contained in a press release that had itself been the subject of such procedures. Either Party may disclose the terms of this Agreement to potential investors (other than investors through the public markets) who are bound in writing by obligations of non-disclosure and non-use of the terms of this Agreement at least as stringent as those contained in this Article 9. The Parties acknowledge that either or both of the Parties may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”), and each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to
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show provisions for which the filing Party intends to seek confidential treatment and shall obtain such other Party’s written consent to the set of provisions for which the filing Party will initially seek confidential treatment, such consent not to be unreasonably withheld.
     9.5 Publication. Reasonably in advance of any oral or written presentation, or written submission for publication of any manuscript, that would disclose any patentable invention conceived or reduced to practice by Array (solely or jointly with InterMune) pursuant to the Research Collaboration for which invention a patent application has not been filed in any of the United States, Japan, with the European Patent Office or pursuant to the Patent Cooperation Treaty, the Party wishing to make such a publication shall notify the other Party and the Parties will discuss filing patent applications claiming such intention. In addition, during the Agreement Term, Array shall not make any oral or written presentation, or written submission for publication, of any data or information produced pursuant to the Research Collaboration or otherwise relating to Collaboration Products developed or commercialized by InterMune, its Affiliates or Sublicensees without InterMune’s advance written consent, which InterMune shall be entitled to withhold in InterMune’s sole discretion. Any publication of the results of the Research Collaboration shall include an acknowledgment of the contributions of each Party, to the extent consistent with customary scientific norms.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
     10.1 InterMune. InterMune represents, warrants and covenants (as applicable) on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; and (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are in conflict in any way with the rights and licenses granted herein.
     10.2 Array. Array represents, warrants and covenants (as applicable) on its own behalf and on behalf of its Affiliates that: (i) it has the legal right and power to extend the rights granted in this Agreement; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are in conflict in any way with the rights and licenses granted herein and (v) other than as included in the Preparatory Patents and Preparatory Know-How, as of the Effective Date, Array and its Affiliates do not own or control any patent applications, patents or inventions claiming or constituting any Target, Reserved Target, or a method of manufacture or use of any of the foregoing, or specifically claiming a chemical entity identified by screening against a Target or Reserved Target, where identification by such screening is a limitation of the patent claim. Array makes no representation or warranty with respect to patents or other intellectual property rights of Third Parties covering any Target or Reserved Target.
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     10.3 Disclaimer. InterMune and Array specifically disclaim any guarantee that the Research Collaboration will be successful, in whole or in part. The failure of the Parties to successfully develop Hit Compounds, Lead Compounds and/or Products will not constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ARRAY AND INTERMUNE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION TECHNOLOGY, HIT COMPOUNDS, LEAD COMPOUNDS, INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 11
INDEMNIFICATION
     11.1 InterMune. InterMune agrees to indemnify, defend and hold Array and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Array Indemnitees”) harmless from and against any losses, costs, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third-Party claims, suits, actions, demands or judgments, relating to (i) the development manufacture, use, sale or other distribution by or on behalf of InterMune, its Affiliates or Sublicensees or other designees of any Hit Compounds, Lead Compounds and Products (including, without limitation, product liability and patent infringement claims), (ii) InterMune’s conduct of the Research Collaboration; and/or (iii) any breach by InterMune of the representations, warranties and covenants made in Article 10 of this Agreement, except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of Array or are subject to indemnification by Array under Section 11.2.
     11.2 Array. Array agrees to indemnify, defend and hold InterMune and its Affiliates and their respective directors, officers, employees, agents and their respective heirs and assigns (the “InterMune Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) Array’s conduct of the Research Collaboration, and/or (ii) any breach by Array of its representations, warranties and covenants made in Article 10 of this Agreement, except, in each case, to the extent such Liabilities result from the negligence or intentional misconduct of InterMune or are subject to indemnification by InterMune under Section 11.1.
     11.3 Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 11 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 11.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification
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obligations of the Parties under this Article 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 11. The Indemnitee under this Article 11, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification. It is understood that only InterMune may claim indemnity under this Article 11 (on its own behalf or on behalf of a InterMune Indemnitee), and other InterMune Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only Array may claim indemnity under this Article 11 (on its own behalf or on behalf of an Array Indemnitee), and other Array Indemnitees may not directly claim indemnity hereunder. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any particular Claim, then each Party may conduct its own defense against same, and each reserves the right to claim indemnity hereunder from the other Party upon resolution of the underlying Claim.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until InterMune and its Sublicensees have no remaining royalty payment obligations in a country, unless terminated earlier as provided in Section 4.4 or this Article 12. In accordance with Section 5.4.2, upon expiration of this Agreement with respect to a particular Product in a particular country, InterMune shall have a fully paid, non-exclusive and perpetual license under the Collaboration Technology in such country for such Product.
     12.2 Termination for Breach. Either Party to this Agreement may terminate the Research Collaboration and this Agreement in the event the other Party hereto shall have materially breached this Agreement, and such breach shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period (or, in the case of a breach incapable of cure within such period, provided a written plan to cure such breach as soon as reasonably practicable, together with an undertaking to carry out such plan); provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination thirty (30) days following the date that notice of such default was provided to the breaching Party; provided that the unpaid amount is not in dispute. If one Party alleges material breach and the other Party disputes whether such a breach has occurred, then this Agreement shall not terminate pursuant to this Section 12.2 until and unless such dispute is resolved and a material breach is determined to have occurred.
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     12.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate the Research Collaboration and/or this Agreement, effective upon notice of such termination.
     12.4 Permissive Termination. After the first anniversary of the Effective Date, InterMune shall have the right to terminate this Agreement upon [ * ] written notice to Array.
     12.5 Effect of Breach or Termination.
          12.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
          12.5.2 Return of Materials. Upon any termination of this Agreement, InterMune and Array shall promptly return to the other all Confidential Information (including, without limitation, all Know-How that is Confidential Information) received from the other Party, except one copy of which may be retained for archival purposes.
          12.5.3 Survival Sections. Articles 1, 6, 9, 11 and 13 and Section 8.1.2 of this Agreement shall survive the expiration or termination of this Agreement for any reason. In the event of termination by InterMune under Section 12.2 or 12.3, Sections 4.1, 4.2, 5.3, 5.4 and 8.2.1 shall survive such termination in addition to the above-referenced Articles; InterMune shall have [ * ] to enforce the Collaboration Patents and Primary Preparatory Patents (as defined in 8.2.2) licensed to InterMune hereunder against infringing products that would be competitive with Products; and Article 9 shall survive until five (5) years after the last payment obligation hereunder expires.
ARTICLE 13
MISCELLANEOUS
     13.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of New York, without reference to conflicts of laws principles. Any such dispute, if not resolved informally between the Parties, shall be resolved by submission to a court of competent subject matter jurisdiction located within the federal district division in which the Party that is the defendant in the suit as initially filed is located (for InterMune, the San Francisco division of the Northern District of the State of California, and for Array, the Boulder division of the District for the State of Colorado) Each Party hereby consents to the jurisdiction and venue of all courts located within the appropriate district in accordance with the foregoing sentence and waives all defenses such Party may have to the jurisdiction and venue of such
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courts, including without limitation the defense of forum non conveniens or that such a court may not assert personal jurisdiction over such Party.
     13.2 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
     13.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that within thirty (30) days of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.
     13.4 Certain Companies. If any entity having any research or development program relating to the hepatitis C virus or commercial product relating to the treatment of hepatitis C virus infections (“Competing Program”) succeeds in interest hereunder to Array (the “Competitor”), then (a) InterMune shall thereafter not be required to make the reports that would otherwise be required pursuant to Section 7.2; (b) the entity that was Array immediately prior to such succession in interest (“Original Array”) shall not disclose any patent-related information (including without limitation draft filings) received from InterMune pursuant to Section 8.2 to the Competitor, including without limitation by involvement of Original Array personnel with any Competing Program; (c) the rights to review and provide comments regarding patent prosecution, to have such comments considered by InterMune, and the back-up prosecution rights provided for in Section 8.2.1 may be exercised only by personnel of Original Array not involved in any way with any Competing Program, and shall not otherwise inure to the Competitor; (d) Original Array shall maintain sufficient capacity and resources to fulfill its obligations under the Research Collaboration for the remainder of the Research Term, if any; (e) Original Array shall not disclose non-public Collaboration Technology to the Competitor for use in research, development or commercialization activities directed to a Target or chemical entities active against such Target (or during the Research Term, directed to a Reserved Target or chemical entities active against such Reserved Target), including without limitation by allowing personnel having had access to any Collaboration Technology to have any involvement in any Competing Program; and (f) Preparatory Patents and Preparatory Know-How shall not include any intellectual property or subject matter that, prior to the succession in interest, was held or controlled by the Assignee. The foregoing in this Section 13.4, except for clause (a), shall apply mutatis mutandis to any situation in which a Competitor becomes an Affiliate of Array, as it does to a Competitor’s succession in interest hereunder to Array. This Section 13.4 shall not be deemed to limit Article 9.
     13.5 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.
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     13.6 Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.
     13.7 Patent Marking. InterMune agrees to mark and have its Affiliates and Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof, to the extent commercially reasonable for it to do so.
     13.8 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

If to InterMune:	InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005
Attention: General Counsel
Facsimile: (408) 508-0006

If to Array:	Array BioPharma Corporation

3200 Walnut Street
Boulder, CO 80301
Attention: Chief Operating Officer
Facsimile: (303) 381-6697

With a copy to:	Array BioPharma Corporation
3200 Walnut Street
Boulder, CO 80301
Attention: General Counsel
Facsimile: (303) 381-6639
     13.9 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of its Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
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     13.10 Advice of Counsel. Array and InterMune have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.
     13.11 Performance Warranty. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.
     13.12 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, act of terrorism, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.
     13.13 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Array and InterMune.
     13.14 Consultation. If an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the Chief Executive Officer of InterMune and the Chief Executive Officer of Array, who shall meet in person or by telephone within forty-five (45) days after such referral to attempt in good faith to resolve such dispute.
     13.15 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.
     13.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

INTERMUNE, INC.		ARRAY BIOPHARMA, INC.

By:	/s/ Lawrence M. Blatt	By:	/s/ David Snitman

Name:	Lawrence M. Blatt	Name:	David Snitman
Title:	VP Biopharmacology Research	Title:	COO
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EXHIBIT A
TARGETS
Reserved Targets
1.	[ * ]

2.	[ * ]

3.	[ * ]

4.	[ * ]
Target
1.	NS3/4 protease of the hepatitis C virus
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